UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2023 (June 27, 2023)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

(770) 418-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	NWL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Information

As previously disclosed in periodic filings with the U.S. Securities and Exchange Commission (the “SEC”) by Newell Brands Inc. (the “Company”), certain of the Company’s current and former officers and directors have been named in various shareholder derivative lawsuits which allege, among other things, violations of the federal securities laws, breaches of fiduciary duties, unjust enrichment, and waste of corporate assets. On October 29, 2018, a shareholder filed a putative derivative complaint, Streicher v. Polk, et al., in the United States District Court for the District of Delaware (the “Streicher Derivative Action”), purportedly on behalf of the Company against certain of the Company’s current and former officers and directors. On October 30, 2018, another shareholder filed a putative derivative complaint, Martindale v. Polk, et al., in the United States District Court for the District of Delaware (the “Martindale Derivative Action”), asserting substantially similar claims purportedly on behalf of the Company against the same defendants. The Streicher Derivative Action and the Martindale Derivative Action were consolidated into a case captioned In re Newell Brands Inc. Derivative Litigation (the “Newell Brands Derivative Action”) in the United States District Court for the District of Delaware. On December 30, 2020, two shareholders filed a putative derivative complaint, Weber, et al. v. Polk, et al., in the United States District Court for the District of Delaware (the “Weber Derivative Action”), purportedly on behalf of the Company against certain of the Company’s current and former officers and directors. On January 31, 2023, Ms. Streicher voluntarily dismissed herself from the Newell Brands Derivative Action, although Mr. Martindale remained a plaintiff in that suit.

On May 26, 2023, Ms. Streicher filed a putative derivative complaint against the Company (as nominal defendant) and certain current and former Company officers and directors in the Superior Court of New Jersey, Law Division: Hudson County (the “Court”), docket number HUD-L-001853-23 (the “New Jersey Derivative Action” and, collectively with the Newell Brands Derivative Action and the Weber Derivative Action, the “Derivative Litigation”). On June 7, 2023, Ms. Streicher filed a Stipulation of Settlement (the “Stipulation”) with the Court, which included all of the following individual defendants in the Derivative Litigation: Michael B. Polk, John K. Stipancich, Scott H. Garber, Bradford R. Turner, Michael T. Cowhig, Thomas E. Clark, Kevin C. Conroy, Scott S. Cowen, Domenico De Sole, Cynthia A. Montgomery, Christopher D. O’Leary, Jose Ignacio Perez-Lizaur, Michael A. Todman, Raymond G. Viault, Martin E. Franklin, Ian G. H. Ashken, Ros L’Esperance, James L. Cunningham III, Patrick D. Campbell, Bridget Ryan Berman, James R. Craigie, Brett M. Icahn, Jay L. Johnson, Gerardo I. Lopez, Courtney R. Mather, Ravi Saligram, Judith A. Sprieser, Robert A. Steele, and Steven J. Strobel (collectively, the “Settling Defendants”).

On June 27, 2023, the Court issued an order preliminarily approving the proposed settlement as set forth in the Stipulation, which, among other things, provides for a full release of the claims that the plaintiffs or any other Company stockholder asserted or could have asserted in the Derivative Litigation against any of the Settling Defendants in exchange for the Company’s agreement to implement and/or maintain certain corporate governance measures, as more fully described in the Stipulation (the “Settlement”).

The Settlement is subject to final consideration at a hearing to be held on August 25, 2023 at 9:00 am, either remotely via Zoom or in person, and if in person, at the William J. Brennan Jr. Courthouse, 583 Newark Avenue, Jersey City, NJ 07306. The Settlement, if finally approved, will cause the dismissal with prejudice of the Derivative Litigation.

Pursuant to the Court’s order granting preliminary approval of the Settlement, the Company is filing the Stipulation and the Notice of Proposed Settlement of Derivative Action (the “Notice”), copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, with the SEC.

Additional information regarding the terms of the Stipulation can be found in the Stipulation and the Notice. The summary above is qualified in its entirety by reference to the Stipulation and the Notice.

Item 9.01	Exhibits.

(d) Exhibits

99.1	Stipulation of Settlement

99.2	Notice

104	Cover Page Interactive Data File – (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: June 29, 2023	By:	/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal & Administrative Officer and Corporate Secretary